                                                                      EXHIBIT 11

                             LDM Technologies, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                      (thousands of dollars, except ratios)

                                                                                     YEARS ENDED SEPTEMBER
                                                                ----------------------------------------------------------------
                                                                                                                       PRO FORMA
                                                                1994       1995        1996        1997       1998        1998
                                                                ----       ----        ----        ----       ----        ----
Earnings available for fixed charges:

  Income from continuing operations before income
  taxes, minority interest and extraordinary item              $6,559     $ 11,537    $5,109     $  5,008    $ (7,884)  $ (9,345)

  Interest, including amortization of debt issuance cost        2,144        3,340     4,060       11,388    $ 19,999   $ 22,037

  Less, interest capitalized during the year                                  (162)     (780)        (312)   $   (185)  $   (185)

  Amortization of capitalized interest                                                    16           84    $    103   $    103

  Portion of operating lease rentals deemed to be interest        450          650       600          701    $  2,122   $  2,450
                                                               ------     --------    ------     --------    --------   --------

     Total earnings available for fixed charges:               $9,153     $ 15,365    $9,005     $ 16,869    $ 14,155   $ 15,060
                                                               ======     ========    ======     ========    ========   ========
     Fixed charges:

  Interest, including amortization of debt issuance cost       $2,144     $  3,340    $4,060     $ 11,388    $ 19,999   $ 22,037

  Portion of operating lease rentals deemed to be interest        450          650       600          701       2,122      2,450
                                                               ------     --------    ------     --------    --------   --------

     Total fixed charges                                       $2,594     $  3,990    $4,660     $ 12,089    $ 22,121   $ 24,487
                                                               ======     ========    ======     ========    ========   ========

Ratio of earnings to fixed charges                                3.5          3.9       1.9          1.4          .6         .6
                                                               ======     ========    ======     ========    ========   ========


For the year ended September 27, 1998, earnings are inadequate to cover fixed charges on both an actual and a proforma basis. On an actual basis the deficiency of earnings was $7,966,000. On a proforma basis the deficiency of earnings was $9,427,000.